Exhibit 26 (g) i. a. 1.

AMENDMENT

to the

AUTOMATIC YRT REINSURANCE AGREEMENT DATED FEBRUARY 8, 1999

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Hartford, Connecticut

(Ceding Company)

and

AMERICAN UNITED LIFE INSURANCE COMPANY

Indianapolis, Indiana

(AUL)

Effective February 8, 1999

It is understood and agreed by the parties hereto that on and after the Effective Date of this Amendment the above mentioned Reinsurance Agreement shall be amended as follows:

Schedule A shall be revised to reinsure             .

This Amendment shall be a part of the above mentioned Reinsurance Agreement. All other terms and conditions of the Agreement not in conflict with this Amendment shall remain unchanged and shall be applicable hereto.

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IN WITNESS WHEREOF the parties of this Amendment, each in its Home Office on the date indicated, have executed this Amendment in duplicate.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		AMERICAN UNITED LIFE INSURANCE COMPANY

BY:	/s/ Peter Ferris	BY:	/s/ Michael D Barnett
TITLE:	2nd VP & Actuary	TITLE:	Vice President
Life Reinsurance

ATTEST:	/s/ Delmer F Borah	ATTEST:	/s/ Sara J Murphy
TITLE:	2nd VP & Actuary	TITLE:	Assistant Vice-President
Reinsurance Administration
DATE
SIGNED:	2/18/02	DATE
		SIGNED:	3/14/02

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SCHEDULE A: ACCEPTED COVERAGES

1	ISSUING COMPANIES: Policies issued by the Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts and MML Bay State Life Insurance Company of Hartford, Connecticut.

2	TYPE OF BUSINESS: .

3	PLANS OF INSURANCE:

4	ELIGIBILITY: .

            .

5.	COMMENCEMENT OF REINSURANCE: Reinsurance shall commence for . Reinsurance for will commence at the same time as . Reinsurance for will commence immediately as .

Reinsurance on              will commence on             . Reinsurance for              will commence at the same time as             . Reinsurance for              will commence immediately as             .

6.	RECAPTURE: .